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                                                          EXHIBIT 12.2


                       NEWMONT MINING CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                              AND PREFERRED STOCK DIVIDENDS
                           (Amounts in thousands except ratios)
                                       (Unaudited)


                                                       Six Months Ended
                                                         June 30, 1995
                                                       ----------------
Earnings:
  Income before income taxes                               $ 118,187

  Adjustments:
    Net interest expense (1)                                  17,446
    Amortization of capitalized interest                       1,154
    Portion of rental expense representative
     of interest                                                 713
    Minority  interest of majority-owned subsidiaries
     that have fixed charges                                   9,101
    Undistributed income of less than 50%
     owned entities                                           (1,469)
                                                           ---------
                                                           $ 145,132
                                                           =========

Fixed Charges:
  Net interest expense (1)                                 $  17,446
  Preferred stock dividends (2)                               10,886
  Capitalized interest                                         6,077
  Portion of rental expense representative
   of interest                                                   713
                                                           ---------
                                                           $  35,122
                                                           =========
Ratio of earnings to combined fixed charges and
  preferred stock dividends                                      4.1
                                                           =========

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.

(2) Increased to represent pre-tax earnings which would be required to cover such dividend requirements.